MEMORANDUM

                             FT 1233
                       File No. 333-137079

     The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on September 12, 2006 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.

                         THE PROSPECTUS

Cover Page     The date of the Trusts have been added.

Page 3         The following information for the Trusts appears:

               The   Aggregate  Value  of  Securities   initially
               deposited has been added.

               The initial number of units of the Trusts

               Sales charge

               The Public Offering Price per Unit as of the business day before the Initial Date of Deposit

               The Mandatory Termination Dates have been added.

Page 5         The   Report  of  Independent  Registered   Public
               Accounting Firm has been completed.

Page 6         The Statements of Net Assets have been completed.

Page 7         The Schedules of Investments have been completed.

Back Cover     The date of the Prospectus has been included.


 THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

               The Trust Agreement has been conformed to reflect the execution thereof.


                                    CHAPMAN AND CUTLER LLP

September 12, 2006